77c

Shareholder meeting results (Unaudited)
November 19, 2009 meeting
At the meeting, each of the nominees for Trustee was elected as follows:

      Votes for 			Votes withheld
Ravi Akhoury 			39,324,664 		1,261,264
Jameson A. Baxter 		39,740,408 		845,520
Charles B. Curtis 		39,644,521 		941,407
Robert J. Darretta 		39,783,700 		802,228
Myra R. Drucker 		39,777,514 		808,414
John A. Hill 			39,711,748 		874,180
Paul L. Joskow 			39,336,632 		1,249,296
Elizabeth T. Kennan* 	39,621,446 		964,482
Kenneth R. Leibler 		39,781,722 		804,206
Robert E. Patterson 		39,762,525 		823,403
George Putnam, III 		39,653,509 		932,419
Robert L. Reynolds 		39,783,685 		802,243
W. Thomas Stephens 		39,770,500 		815,428
Richard B. Worley 		39,783,700 		802,228

* Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:


Votes for 		Votes against 	Abstentions 	Broker nonvotes
35,145,787		1,030,412		591,275		3,818,454


All tabulations are rounded to the nearest whole number.